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                     September 26, 2022

       Michael Buckley
       Executive Vice President and Chief Financial Officer
       Robert Half International Inc.
       2884 Sand Hill Road, Suite 200
       Menlo Park, CA 94025

                                                        Re: Robert Half
International Inc.
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2021
                                                            Filed February 14,
2022
                                                            File No. 001-10427

       Dear Mr. Buckley:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Trade & Services